Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:    Steve Gaut, Public Relations
(404) 828-8787

JIM BARBER, UPS CHIEF OPERATING OFFICER ANNOUNCES RETIREMENT

ATLANTA, October 22, 2019 - UPS (NYSE:UPS) today announced Jim Barber, 59, UPS Chief Operating Officer will retire at the end of December 2019. As UPS COO, Barber is responsible for the company’s global small package, freight, supply chain and freight forwarding units and global engineering. Serving UPS for nearly 35 years, he joined the company as a delivery driver in 1985 and rose through positions of increasing responsibility.

“We deeply appreciate Jim’s many contributions to UPS,” said David Abney, UPS Chairman and CEO. “He guided our International teams to strong growth and performance for successive years, even when market conditions were challenging. More recently he built a strong team and helped them implement plans for improved performance in our Domestic and Supply Chain segments, as shown in our operating results.”
Barber is credited for leading UPS’s international growth in both mature and emerging Asian and European markets, while more recently prioritizing investments to capture opportunities in south-to-south trade in the Indian subcontinent, the Middle East and Africa. Barber is also hailed for his service on the Board of UNICEF USA, demonstrating his passion for humanitarian aid and community development around the world.

“UPS has such great growth opportunities, a fantastic management team, along with a solid strategy to go forward for even more success,” said Barber. “I’m proud of the UPS team and honored to have been a part of some great steps forward in the evolution of the company abroad and here in the U.S.”

Before assuming responsibility for UPS’s International business in 2013, he served as president of UPS Europe, helping oversee the second wave of international expansion for UPS. Drawing upon his experience in UPS's Mergers and Acquisitions Group, he oversaw several key acquisitions and integrations, including Pieffe Group, an Italy-based pharmaceutical logistics company, and Lynx Express, one of the U.K.'s independent parcel carriers. As part of UPS's growing focus on e-commerce, Jim led the acquisition of Kiala S.A., a company with a network of package collection points in France, Belgium, the Netherlands and Spain. Earlier in his career, Barber held diverse positions in finance and operations management located in the U.S., United Kingdom, Belgium and Germany.

Barber also serves as a trustee of The UPS Foundation, and on the board of the Folks Center for International Business at the University of South Carolina. In 2018 Barber was awarded the British-American Business Corporate Citizenship Award in recognition of his exceptional commitment to corporate citizenship.

Editor’s Note: photos are available on the UPS Pressroom at: http://www.pressroom.ups.com.

About UPS
UPS (NYSE: UPS) is a global leader in logistics, offering a broad range of solutions including transporting packages and freight; facilitating international trade, and deploying advanced technology to more efficiently manage the world of business. Headquartered in Atlanta, UPS serves more than 220 countries and territories worldwide. UPS was awarded America’s Best Customer Service company for Shipping and Delivery services by Newsweek magazine; Forbes Most Valuable Brand in Transportation; and top rankings on the JUST 100 list for social responsibility, the Dow Jones Sustainability World Index, and the Harris Poll Reputation Quotient, among other prestigious rankings and awards. The company can be found on the web at ups.com or pressroom.ups.com and its corporate blog can be found at longitudes.ups.com. The company’s sustainability eNewsletter, UPS Horizons, can be found at ups.com/sustainabilitynewsletter. To get UPS news direct, follow @UPS_News on Twitter. To ship with UPS, visit ups.com/ship.

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